Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

August 25, 2004

ViroLogic, Inc.

345 Oyster Point Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the preparation by ViroLogic, Inc. (the “Company”), of the Registration Statement on Form S-4, File No. 333-116981, as amended (the “Registration Statement”), filed on June 30, 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to up to 64,698,957 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and up to 64,698,957 contingent value rights (the “CVRs”) which are to be issued by the Company in connection with the merger of Apollo Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with and into ACLARA BioSciences, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger and Reorganization dated as of May 28, 2004 (the “Merger Agreement”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, the Merger Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion in paragraph 1, below, is conditioned on approval by the stockholders of the Company, and acceptance for filing by the Secretary of State of the State of Delaware, of an amendment to the Company’s Certificate of Incorporation, as proposed in the Registration Statement, to increase the authorized number of shares of common stock of the Company from 100,000,000 to 200,000,000.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Shares, when issued in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

2.	The CVRs, when issued in the manner described in the Registration Statement, will be legally issued.

3.	The CVRs, when issued in the manner described in the Registration Statement, will constitute binding obligations of the Company except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights, and by general principles of equity .

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Steven M. Przesmicki
Steven M. Przesmicki